                                                                     EXHIBIT 3.4



                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          SIGNAL PHARMACEUTICALS, INC.


        Signal Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. The date the corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 22, 1998.

        2. This Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this corporation as heretofore in effect and was duly adopted by the corporation's Board of Directors in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.

        3. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                                       I.

        The name of this corporation is SIGNAL PHARMACEUTICALS, INC.

                                       II.

        The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

                                      III.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

        A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Sixty-Two Million Three Hundred Seventy-One Thousand Three Hundred Twenty-Two (62,371,322) shares, each having a par value of one-tenth of one cent ($.001). Fifty Million (50,000,000) shares shall be Common Stock and Twelve Million Three Hundred Seventy-One Thousand Three Hundred Twenty-Two (12,371,322) shares shall be Preferred Stock.



                                       1.
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        B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The
Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 1,313,446 shares, the Series B Preferred Stock, which series shall consist of 1,437,500 shares, the Series C Preferred Stock, which series shall consist of 4,395,717 shares, the Series C-1 Preferred Stock, which series shall consist of 125,000 shares, the Series D Preferred Stock, which series shall consist of 366,301 shares, the Series E Preferred Stock, which series shall consist of 3,227,747 shares, the Series F Preferred Stock, which series shall consist of 1,361,257 shares, and the Series F-1 Preferred Stock, which series shall consist of 144,354 shares, as set forth below in this Article IV.B.

               1. DIVIDEND PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, and Series F-1 Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation pursuant to an event causing the Conversion Price of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F, or Series F-1 Preferred Stock to be adjusted pursuant to Section IV.B.4.c.(i) hereof) on the Common Stock of the corporation, at the rate of $0.16, $0.192, $0.224, $0.336, $0.64, $0.3056,
$0.4981 and $0.5542, respectively, per share per annum, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

        After payment of the dividend preference referred to above, outstanding shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F, and Series F-1 Preferred Stock shall participate with shares of Common Stock as to any additional declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation including pursuant to an event causing the Conversion Price of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock to be adjusted pursuant to Section IV.B.4.c.(i) hereof), with the outstanding shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock participating as though they had all been converted into Common Stock.

               2. LIQUIDATION PREFERENCE.

                      a. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share (the "Premium") equal to the sum of (i) $2.00 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (ii) $2.40 for each outstanding share of Series B



                                       2.
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Preferred Stock (the "Original Series B Issue Price") and (iii) $2.80 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") and (iv) $4.20 for each outstanding share of Series C-1 Preferred Stock (the "Original Series C-1 Issue Price"), and (v) $5.46 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") and (vi) $3.82 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price") and (vii) $6.02384 for each outstanding share of Series F Preferred Stock (the "Original Series F Issue Price") and (viii) $6.9274 for each outstanding share of Series F-1 Preferred Stock (the "Original Series F-1 Issue Price") and (ix) an amount equal to declared but unpaid dividends on such share(s). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock in proportion to the aggregate liquidation preferences of the respective series, and ratably among the holders of each series in proportion to the amount of stock in such series owned by each such holder.

                      b. Upon completion of the distribution required by Section IV.B.2.a. and any other distribution which may be required with respect to series of Preferred Stock which may from time to time come into existence, if assets remain in this corporation, the holder of each share of Common Stock shall be entitled to receive, an amount equal to $0.20 per share.

                      c. Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 2, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock) until, with respect to the holders of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock, such holders shall have received an aggregate of $5.00 per share (including amounts paid pursuant to subsection (a) of this Section 2); thereafter, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.


                             (i) For purposes of this Section IV.B.2., a
liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for



                                       3.
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the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                             (ii) In any of such events, if the consideration
received by the corporation is other than cash its value will be deemed its fair market value. Any securities shall be valued as follows:

                                    (a) Securities not subject to investment
letter or other similar restrictions on free marketability covered by Section IV.B.2.d.(ii)(b) below:

                                            (1) If traded on a securities
exchange or through Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                            (2) If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three
(3) days prior to the closing; and

                                            (3) If there is no active public
market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                                    (b) The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section IV.B.2.d.(ii)(a)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                             (iii) In the event the requirements of this Section
IV.B.2.d. are not complied with, this corporation shall forthwith either:

                                    (a) cause such closing to be postponed until
such time as the requirements of this Section IV.B.2 have been complied with; or

                                    (b) cancel such transaction, in which event
the rights, preferences and privileges of the holders of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section IV.B.2.d.(iv) hereof.

                             (iv) The corporation shall give each holder of
record of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and



                                       4.
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conditions of the impending transaction and the provisions of this Section
IV.B.2., and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               3. REDEMPTION. The Series A, Series B, Series C, Series C-1, Series D, Series E, Series F, and Series F-1 Preferred Stock are not redeemable.

               4. CONVERSION. The holders of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F, and Series F-1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      a. RIGHT TO CONVERT.

                             (i) Each share of Series A, Series B, Series C,
Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series C-1 Issue Price, the Original Series D Issue Price, the Original Series E Issue Price, the Original Series F Issue Price or the Original Series F-1 Issue Price, respectively, by the Conversion Price at the time in effect for such share. The initial "Conversion Price" per share for shares of Series A shall be the Original Series A Issue Price, the initial "Conversion Price" per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price, the initial "Conversion Price" for shares of Series C shall be the Original Series C Issue Price, the initial "Conversion Price" for shares of Series C-1 shall be the Original Series C-1 Issue Price, the initial "Conversion Price" for shares of Series D shall be the Original Series D Issue Price, the initial "Conversion Price" for shares of Series E shall be the Original Series E Issue Price, the initial "Conversion Price" for shares of Series F shall be the Original Series F Issue Price and the initial "Conversion Price" for shares of Series F-1 shall be the Original Series F-1 Issue Price; provided, however, that the Conversion Price for the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall be subject to adjustment as set forth in Section IV.B.4.c.

                             (ii) Each share of Series A, Series B, Series C,
Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of
(A) the consummation of the sale of the corporation's Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $5.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) with aggregate gross proceeds to the Company in excess of $15,000,000; (B) the date upon which the



                                       5.

corporation obtains the consent of the holders of at least 75% of the then outstanding shares of Preferred Stock, to the conversion of their shares; (C) as to each of the Series A, the Series B, the Series C, the Series C-1, the Series D, the Series E, Series F and Series F-1 Preferred Stock, the date upon which there are less than 100,000 shares of such series of Preferred Stock then outstanding (such number to be adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations); or (D) as to the Series D Preferred Stock, ten (10) days after written notice to all holders of the Series D Preferred Stock of the occurrence of a material breach by Tanabe Seiyaku Co., Ltd., a Japanese corporation ("Tanabe"), of that certain Stock Purchase Agreement dated as of March 31, 1996 between the Company and Tanabe (the "Tanabe Agreement"), which breach has not been cured by Tanabe pursuant to the terms of the Tanabe Agreement.

                      b. MECHANICS OF CONVERSION. Before any holder of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion will, unless otherwise designated by the holder tendering Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, and the person(s) entitled to receive the Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.



                                       6.

                      c. SALE OF SHARES BELOW CONVERSION PRICE.

                             (i) If at any time or from time to time after
September 9, 1997 (the "Original Issue Date"), the Company issues or sells, or is deemed by the express provisions of this subsection (c) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (c)(iv) below)), other than as a dividend or other distribution on any class of stock as provided in Section 4(d) below for an Effective Price (as defined in subsection
(c)(iv) below) less than the then effective Conversion Price for the Series A, Series B, Series C, Series C-1 or Series E Preferred Stock, respectively, or the then effective Series F Anti-Dilution Price for the Series F Preferred Stock or the then effective Series F-1 Anti-Dilution Price for the Series F-1 Preferred Stock, then and in each such case: (1) the then existing Conversion Price for the Series A, Series B, Series C, Series C-1 and Series E Preferred Stock, as applicable, and the then existing Series F Anti-Dilution Price or Series F-1 Anti-Dilution Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the then existing Conversion Price or Series F Anti-Dilution Price or Series F-1 Anti-Dilution Price, as applicable, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (c)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price or Series F Anti-Dilution Price or Series F-1 Anti-Dilution Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued; and (2) the then existing Conversion Price for the Series F or Series F-1 Preferred Stock, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by subtracting from the then existing Conversion Price the difference between the Series F Anti-Dilution Price or the Series F-1 Anti-Dilution Price, as applicable, in effect immediately prior to the issuance of the Additional Shares of Common Stock and the Series F Anti-Dilution Price or the Series F-1 Anti-Dilution Price, as applicable, in effect immediately after the issuance of the Additional Shares of Common Stock. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date. For purposes of this Section 4(c), the original Series F Anti-Dilution Price and the original Series F-1 Anti-Dilution Price shall each be $1.91.

                             (ii) For the purpose of making any adjustment
required under this Section 4(c), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the



                                       7.

Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (c)(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                             (iii) For the purpose of the adjustment required
under this Section 4(c), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, Series F Anti-Dilution Price or Series F-1 Anti-Dilution Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, Series F Anti-Dilution Price or Series F-1 Anti-Dilution Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price, Series F Anti-Dilution Price and Series F-1 Anti-Dilution Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be readjusted to the Conversion Price, Series F Anti-Dilution Price and Series F-1 Anti-Dilution Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if



                                       8.

any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of the Series A, Series B, Series C, Series C-1, Series E, Series F or Series F-1 Preferred Stock.

                             (iv) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(c), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; and (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(c), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(c), for such Additional Shares of Common Stock.

                      d. CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR STOCK DIVIDENDS AND STOCK SPLITS. The Conversion Price of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall be subject to adjustment from time to time as follows:

                             (i) In the event the corporation should at any time
or from time to time after the date when the first shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock, respectively, are issued (the "Purchase Date" with respect to each such series) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the



                                       9.

aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                             (ii) If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                      e. OTHER DISTRIBUTIONS. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets or other property or options or rights not referred to in Subsection 4(d)(i) (excluding any dividends described in Section 1), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                      f. RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4) provision shall be made so that the holders of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock, respectively, the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                      g. NO IMPAIRMENT. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or



                                       10.

appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                      h. NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                             (i) No fractional shares shall be issued upon
conversion of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Such rounding shall be based on the total number of shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                             (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock pursuant to this
Section 4, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock.

                             (iii) NOTICES OF RECORD DATE. In the event of any
taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A, Series B, Series C, Series C-1, Series D, Series E Series E, Series F and Series F-1 Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                      i. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F



                                      11.

and Series F-1 Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, using its best efforts to obtain the requisite shareholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation.

                      j. NOTICES. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address for such holder appearing on the books of the corporation.

               5. VOTING RIGHTS. Except as otherwise required by applicable law or by Section 6 hereof, and so long as at least Two Million Five Hundred Thousand (2,500,000) shares of Series A, Series B, Series C, Series C-1, Series E and Series F Preferred Stock are outstanding, the holders of the Series A, Series B, Series C, Series C-1, Series E and Series F Preferred Stock voting together shall vote as a separate class to elect four (4) directors to the Board of Directors at each annual meeting of shareholders. In voting on all other matters and in all other cases the holder of each share of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such series of Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

               6. PROTECTIVE PROVISIONS.

                      a. Notwithstanding anything to the contrary in the foregoing provisions, and provided that at least 500,000 shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock in the aggregate remain outstanding then this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F and Series F-1 Preferred Stock, voting together as one class:

                             (i) sell, convey, or otherwise dispose of or
encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of; or

                             (ii) effect a dissolution or liquidation of the
corporation; or



                                      12.

                             (iii) do any act or thing which would result in
taxation to the holders of shares of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended); or

                             (iv) increase the authorized number of shares of
Preferred Stock or Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock; or

                             (v) create (by new authorization, reclassification,
recapitalization, designation or otherwise) any class or series or issue any previously unissued series, class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock; or

                             (vi) redeem, purchase or otherwise acquire (or pay
into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or service; or

                             (vii) amend the corporation's articles of
incorporation or bylaws; or

                             (viii) amend this Section 6.

                      b. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of any series of Preferred Stock are outstanding (an "Existing Series"), this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of each Existing Series, alter or change the rights, preferences or privileges of the outstanding shares of any Existing Series;

                      c. Notwithstanding anything to the contrary in the foregoing provisions, and provided that at least 250,000 shares of Series E Preferred Stock remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting together as a single class, other than pursuant to a Qualifying Financing (as defined below) (i) increase the authorized number of shares of Preferred Stock or Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock, or (ii) create (by new authorization, reclassification, recapitalization, designation or otherwise) any class or series or issue any previously unissued series, class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series E Preferred Stock. For purposes of this subparagraph either of the following shall be deemed to be a "Qualifying Financing:" (i) any sale by the corporation



                                      13.

of any of its equity securities to an investor or investors where the primary purpose of such sale by the corporation is other than to raise capital, or (ii) any sale by the corporation of any of its equity securities at a price per share of at least $4.20 (appropriately adjusted for any stock split, dividend, combination or other recapitalization), so long as such securities do not have a preference over or are not senior to the Series E Preferred Stock.

               7. STATUS OF CONVERTED STOCK. In the event any shares of Series A, Series B, Series C, Series C-1, Series D, Series E, Series F or Series F-1 Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be reissuable by the corporation. The Articles of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

        C. COMMON STOCK.

               1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed to the holders of the Common Stock as provided in Section IV.B.2.

               3. REDEMPTION. The Common Stock is not redeemable.

               4. VOTING RIGHTS. The holders of the Common Stock voting as a class shall have the right to elect one (1) director to the Board of Directors at the annual meeting of stockholders. Except as set forth in this Section IV.B.4. and in Section IV.B.5., all other directors shall be elected by the holders of the Preferred Stock and Common Stock voting together on an as-converted basis. In voting on all other matters and in all other cases, the holder of each share of Common Stock shall have the right to one vote. In addition, such holder shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                       V.

        For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:


               1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall



                                      14.

constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

               2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the 1933 Act covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

        Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               3. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

               4. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.



                                      15.

               1. Subject to Section 44 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

               2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

               3. No action shall be taken by the stockholders of the corporation except by written consent to the extent provided for in the Bylaws or at an annual or special meeting of stockholders called in accordance with the Bylaws; and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

               4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                       VI.

        A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

        B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

        A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section VII.B., and all rights conferred upon the stockholders herein are granted subject to this reservation.

        B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any document relating thereto filed with the Delaware Secretary of State, the affirmative vote of the holders of at least sixty-six and two-thirds percent



                                      16.

(66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.


                                      17.

        IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Alan J. Lewis, its President and Chief Executive Officer, this _____ day of ________________, 2000.



                                       -----------------------------------------
                                       Alan J. Lewis,
                                       President and Chief Executive Officer

ATTEST:



-----------------------------
Bradley B. Gordon, Secretary



                                      18.